Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Acuren Corporation of our report dated August 12, 2024, except for the effects of the revision and the change in the manner in which the Company accounts for certain costs discussed in Note 1 to the consolidated financial statements, as to which the date is November 4, 2024, relating to the financial statements of ASP Acuren Holdings, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
December 12, 2024